Exhibit 3.1

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

VIPER ENERGY PARTNERS LLC

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VIPER ENERGY PARTNERS LLC (the “Company”), dated as of December 27, 2021 (this “Second Amendment”), is entered into by VIPER ENERGY PARTNERS LP (the “Partnership”), a Delaware limited partnership, pursuant to the authority granted to the Managing Member in Section 13.1 of the Second Amended and Restated Limited Liability Company Agreement of the Partnership, dated as of May 9, 2018 (the “Second Amended and Restated OpCo Agreement”), as amended by the First Amendment to the Second Amended and Restated OpCo Agreement, dated as of March 30, 2020 (the “First Amendment” and, together with the Second Amended and Restated OpCo Agreement, the “OpCo Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the OpCo Agreement.

RECITALS

WHEREAS, Diamondback Energy, Inc. (“Diamondback”), a Delaware corporation, previously organized the Company as a Delaware limited liability company pursuant to a Limited Liability Company Agreement dated as of September 18, 2013 (the “Original Agreement”);

WHEREAS, the Members amended and restated the Original Agreement pursuant to an agreement dated as of June 23, 2014 (the “First Amended and Restated OpCo Agreement”);

WHEREAS, the Members amended and restated the First Amended and Restated OpCo Agreement pursuant to the Second Amended and Restated OpCo Agreement;

WHEREAS, on March 30, 2020, the Second Amended and Restated OpCo Agreement was amended by the First Amendment to revise the Annual Allocation Amount (as defined in the OpCo Agreement) to extend the then-remaining period of special allocations to Diamondback of the Company’s income and gains over losses and deductions (but before depletion) from two to four years beginning on January 1, 2020 and ending on December 31, 2023 (the “Special Allocation Period”).

WHEREAS, Section 13.1 of the OpCo Agreement provides that the OpCo Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; provided that except as otherwise provided therein, no amendment may modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

WHEREAS, Section 13.1 of the OpCo Agreement provides that any amendment to the OpCo Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and the Non-Managing Member(s) shall be deemed a party to and bound by such amendment;

WHEREAS, the Partnership, as the Managing Member, desires to amend the OpCo Agreement to further revise the Annual Allocation Amount to shorten the Special Allocation Period by one year, so that the Special Allocation Period will end on December 31, 2022, rather than on December 31, 2023.

WHEREAS, this Second Amendment has been proposed and approved by the Managing Member pursuant to Section 13.1 of the OpCo Agreement;

NOW, THEREFORE, the OpCo Agreement is hereby amended as follows:

A. Amendments.

The following definitions contained in Section 1.1 are hereby amended and restated in their entirety as follows:

“Annual Allocation Amount” means the following specified amount in each taxable year during the Specified Period:

Taxable Year	Annual Allocation Amount
2020	$70 million
2021	$125 million
2022	$360 million

“Specified Period” means the period beginning on January 1, 2020 and ending on December 31, 2022.

B. Applicable Law. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

C. Severability. Each clause or provision of this Second Amendment shall be considered severable and if for any reason any clause or provision herein is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Second Amendment that are valid, enforceable and legal.

D. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the OpCo Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first written above.

Managing Member:

Viper Energy Partners LP

By:	Viper Energy Partners GP LLC,
its general partner

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

Signature Page to

Second Amendment to Second Amended and Restated Limited Liability Company Agreement